UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2013

Neurotrope, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10732 Hawk’s Vista Street

Plantation, FL 33324

(Address of principal executive offices, including zip code)

954-632-6630

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2013, the Board of Directors of Neurotrope, Inc. (the “Company”) appointed James Gottlieb a director, to fill the vacancy created by the previously reported resignation from the Board of Director of Ralph Bean on November 8, 2013. Mr. Gottlieb will serve as a director of the Company until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Mr. Gottlieb has extensive senior level experience in a broad range of positions in Washington, D.C., in the U.S. House and Senate, and in the private and non-profit sectors. During his time in Washington, Mr. Gottlieb directed significant congressional policy and oversight matters regarding the Food and Drug Administration (“FDA”) and health-related aspects of the Veterans Administration, the largest civilian health provider in the nation.

Mr. Gottlieb is currently a partner with Capital Counsel LLC, where he leads the commerce team. His clients include a broad range of matters including healthcare, aviation, telecommunications, e-commerce, oversight and investigations and mergers & acquisitions. Prior to joining Capital Counsel LLC and based upon his in-depth experience in legislation, oversight and investigations (including with the FDA) and political roles on Capitol Hill, and foundation management, consulting and strategic advisory roles outside of government, Mr. Gottlieb formed Gottlieb Strategic Consulting, a government affairs firm.

Mr. Gottlieb served as the chief of staff for Representative Ted Weiss (D-NY) and later the Subcommittee on Human Resources & Government Relations of the House Committee on Government Operations (now Committee on Oversight & Government Reform), where he directed a wide range of oversight investigation and legislation in health, education, and veterans’ matters. Mr. Gottlieb served as Senator Jay Rockefeller’s chief counsel and staff director for the Senate Committee on Veterans Affairs. He also served as Senator Rockefeller’s Chief-of-Staff and was responsible for the Senator’s legislative community, economic development and political operations.

Mr. Gottlieb then served as chief management consultant to the Blanchette Rockefeller Neurosciences Institute (“BRNI”) as a strategic policy and advocacy advisor and managed the restructuring of this multi-million dollar medical research facility for the study of brain disorders and continued to serve as legal counsel and policy advisor to Senator Rockefeller, BRNI’s Chairman. He served as a Board of Directors member of BRNI and serves as Treasurer of Friends of Jay Rockefeller.

Mr. Gottlieb received a B.A. in Business Administration from Michigan State University, a Master of Education from New York University and a law degree from New York Law School.

On the same date, the Board granted a non-qualified stock option to Mr. Gottlieb under the Company’s 2013 Equity Incentive Plan to purchase 250,000 shares of the Company’s common stock, with a term of ten years, exercisable at $1.55 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The option will vest daily over five years after the date of grant (subject to acceleration of vesting upon a change of control of the Company).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: December 16, 2013	By:	/s/ Robert Weinstein
Name: Robert Weinstein Title: Chief Financial Officer and Executive Vice President